IronClad Encryption Corporation

Promissory Note

Principal Amount:  $________Dated March __, 2021

FOR VALUE RECEIVED, the undersigned, IronClad Encryption Corporation, a Delaware corporation (“Maker”), hereby promises to pay to the order of _____ (“Payee”), the principal sum of U.S. $_____.  This promissory note is made in furtherance of the Second Amended Combined Plan of Reorganization and Disclosure Statement (the “Plan”), as confirmed by Order of the United States Bankruptcy Court for the Southern District of Texas, on March 17, 2021, in the bankruptcy proceeding filed under Chapter 11 of the United States Bankruptcy Code and styled In re IronClad Encryption Corporation, case number 20-34332.

The unpaid principal amount of this Promissory Note shall bear interest prior to maturity at zero percent (0%).  Interest on any installment payment that is not timely paid shall bear interest at the lesser of: (i) eighteen percent (18%) per annum, or (ii) the maximum legal rate permitted under Chapter 303, Subchapter A of the Texas Finance Code (the "Maximum Rate").

This Promissory Note shall be due and payable by the Maker in quarterly installments equal to one-twentieth (1⁄20th) of the principal amount of this Promissory Note first payable on the first business day of the thirteenth (13th) month following the date of this Promissory Note and continuing every quarter thereafter until paid in full.  The Maker shall be entitled to pre-pay a discounted principal amount of this Promissory Note as follows:

1.  If the outstanding principal amount is prepaid on, or before, the last business day of the twelfth (12th) month after the date of this Promissory Note, Maker shall be entitled to a fifty percent (50%) discount of the then principal amount then due;

2.  If the outstanding principal amount is prepaid on, or before, the last business day of the twenty-fourth (24th) month after the date of this Promissory Note, Maker shall be entitled to a thirty-five percent (35%) discount of the then principal amount then due;

3.  If the outstanding principal amount is prepaid on, or before, the last business day of the thirty-sixth (36th) month after the date of this Promissory Note, Maker shall be entitled to a twenty percent (20%) discount of the then principal amount then due; and

4.  If the outstanding principal amount is prepaid on, or before, the last business day of the forty-eighth (48th) month after the date of this Promissory Note, Maker shall be entitled to a ten percent (10%) discount of the then principal amount then due.

Upon payment of a discounted amount as described above, this Promissory Note shall be deemed paid and satisfied in full.

The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

1.  Maker fails to pay any amount required to be paid under this Promissory Note and such failure continues for ten (10) days from the date of Payee’s written notice to Maker of such failure to pay;

2.  Maker seeks conversion of the above-referenced bankruptcy proceeding to one filed under Chapter 7 of the United States Bankruptcy Code or commences any new “Insolvency Proceeding” (hereinafter defined) with respect to itself or takes any action to effectuate or authorize an Insolvency Proceeding; or

3.  The above-referenced bankruptcy proceeding is converted to one under Chapter 7 of the United States Bankruptcy Code or any involuntary Insolvency Proceeding is commenced or filed against Maker or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against all or a substantial part of Maker’s assets, and any such involuntary Insolvency Proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing, or levy.

The term “Insolvency Proceeding” means: (a) any case, action, or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any collateral assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors undertaken under United States Federal, state of foreign law, including the United States Bankruptcy Code (11 U.S.C. §§ 101, et seq.).

At any time after an Event of Default has occurred and is continuing, Payee shall have the right to declare all amounts due and owing hereunder, including without limitation, principal and accrued, unpaid interest, immediately due and payable in full without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Maker.

If Maker fails to make any payment when due under this Promissory Note, then, in addition to any and all other relief to which Payee may be entitled, Maker agrees to pay—or reimburse Payee for—any and all reasonable costs, expenses and fees incurred by Payee to enforce this Note or otherwise collect indebtedness evidenced by this Promissory Note, including, but not limited to, reasonable attorney’s fees and court costs.

Any disputes regarding the interpretation of this Promissory Note and all legal proceedings seeking the enforcement of this Promissory Note shall be brought in the United States Bankruptcy Court for the Southern District of Texas, in the Houston Division as part of the above-referenced bankruptcy case.

This Promissory Note shall be interpreted, construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the provisions of conflicts of law thereof.  This Promissory Note may be changed, and waivers of any terms or provisions hereof shall be effective, only by an agreement in writing signed by Maker and Payee. If any provisions of this Promissory Note shall be judicially declared to be invalid, the remaining terms shall be binding and effective. Payee’s failure to exercise or delay in exercising any rights or remedies hereunder shall not constitute a waiver thereof nor of the right to exercise the same at any other time, or to exercise any other rights or remedies.

Notwithstanding anything to the contrary contained herein, no provision of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate.  If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and Maker shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto.

If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Maker.

In determining whether or not the interest paid or payable exceeds the Maximum Rate, Maker and Payee shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

IronClad Encryption Corporation

By:_________________________________
    David G. Gullickson

      Vice President, Treasurer, and

      Chief Financial Officer